                                                                     EXHIBIT 3.1

                     AMENDMENT TO ARTICLES OF INCORPORATION

              The second sentence of Article X Section (a) is hereby amended and restated to read in its entirety as follows:

                           Thereafter, the Board of Directors shall consist of
              such number of persons as the Board of Directors may from time to time determine, which number shall not be less than five nor more than fifteen.